Form N-SAR

Sub-Item 77C

Matters Submitted to a Vote of Security Holders

33-63212, 811-7736

Shareholder Meeting

A Special Meeting of Shareholders of the Portfolios was held on June 14, 2016. At the meeting, the following matter was voted on and approved by the Shareholders. Each whole or fractional vote reported represents one whole or fractional dollar of net asset value held on the record date of the meeting. The results of the Special Meeting of Shareholders are noted below.

Proposal

To elect eight Trustees, each of whom is considered “independent.”

Trustees	Record Date Votes ($)	Number of Votes ($)			Percentage of Total Outstanding Votes (%)			Percentage Voted (%)
		Affirmative	Withheld	Total	Affirmative	Withheld	Total	Affirmative	Withheld	Total
Alan A. Brown	7,477,409,597.098	6,576,576,690.332	262,206,698.204	6,838,783,388.536	87.953	3.507	91.459	96.166	3.834	100.000
William D. Cvengros	7,477,409,597.098	6,565,725,463.575	273,057,924.961	6,838,783,388.536	87.807	3.652	91.459	96.007	3.993	100.000
Raudline Etienne	7,477,409,597.098	6,560,661,215.330	278,122,173.206	6,838,783,388.536	87.740	3.719	91.459	95.933	4.067	100.000
William F. McCalpin	7,477,409,597.098	6,572,385,644.563	266,397,743.973	6,838,783,388.536	87.897	3.563	91.459	96.105	3.895	100.000
Gary A. Poliner	7,477,409,597.098	6,576,207,507.849	262,575,880.687	6,838,783,388.536	87.948	3.512	91.459	96.160	3.840	100.000
James T. Rothe	7,477,409,597.098	6,559,365,918.898	279,417,469.638	6,838,783,388.536	87.722	3.737	91.459	95.914	4.086	100.000
William D. Stewart	7,477,409,597.098	6,558,013,404.302	280,769,984.235	6,838,783,388.536	87.704	3.755	91.459	95.894	4.106	100.000
Linda S. Wolf	7,477,409,597.098	6,565,131,501.186	273,651,887.350	6,838,783,388.536	87.800	3.660	91.459	95.999	4.001	100.000